TRUST FOR
PICO DEFERRED HOLDINGS, LLC
EXECUTIVE DEFERRED COMPENSATION

This Agreement made this 25th day of November, 2008, by and between PICO Deferred Holdings, LLC (“PICO”) and Union Bank of California, N.A. (“Trustee”);

WHEREAS, PICO Holdings, Inc., which is the sole owner of PICO, and certain of its affiliates have entered into deferred compensation arrangements (“Deferral Agreements”) with certain of their executive management employees;

WHEREAS, PICO and certain of its affiliates have incurred or expect to incur liability to pay deferred compensation under the terms of the Deferral Agreements;

WHEREAS, effective September 30, 2006, PICO assumed sponsorship of the December 7, 2004 deferred compensation plan from PICO Holdings, Inc. along with all liabilities to provide benefit payments to participants and beneficiaries thereunder, although PICO Holdings, Inc. remained and remains a participating employer;

WHEREAS, PICO wishes to establish a Trust (“Trust”) and to contribute to the Trust assets that, shall be held therein, subject to the claims of creditors in the event of Insolvency (as herein defined) of PICO or any affiliate, until paid to employees and their beneficiaries in such manner and at such times as specified in the Deferral Agreements;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Deferral Agreements as unfunded agreements maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, PICO wishes to appoint Trustee, and Trustee wishes to accept appointment, as the successor Trustee to Huntington National Bank, N.A.;

WHEREAS, it is the intention of PICO to hold assets in this Trust to provide a source of funds to assist it in the meeting of the liabilities under the Deferral Agreements;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.                      ESTABLISHMENT OF TRUST.

(a) PICO hereby deposits with Trustee in Trust the cash sum of $100.00, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established shall initially be, revocable by PICO.  The Trust shall become irrevocable upon a Change of Control of PICO, as defined herein.  For purposes of this Trust, Change of Control shall be deemed to have occurred in the reasonable discretion of the Board of Directors in consideration of the following guidelines: (i) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the beneficial owner (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly of securities of  PICO representing thirty percent (30%) or more of PICO’s outstanding securities; or (ii)individuals who are members of PICO’s Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, or whose nomination for election by the stockholders of PICO was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.

(c) The Trust is intended to be a grantor trust, of which PICO and any affiliate participating in the Plan, are the grantors, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of PICO and shall be used exclusively for the uses and purposes of paying amounts due under the Deferral Agreements and general creditors as herein set forth.  Employees entering into Deferral Agreements and their beneficiaries shall have no preferred claim on, or any beneficial-ownership interest in, any assets of the Trust.  Any rights created under the Deferral Agreements and this Trust Agreement shall be mere unsecured contractual rights of employees and their beneficiaries against PICO or any affiliate.  Any assets held by the Trust will be subject to the claims of the general creditors of PICO and any affiliate (to the extent of each entity’s proportionate interest in the Trust) under federal and state law in the event of Insolvency, as set forth in Section 3(a) herein.

(e) Within thirty (30) days after the initial establishment of the Trust, PICO and its affiliates shall deposit into the Trust cash in an amount equal to the total amount deferred under all Deferral Arrangements with employees from the effective date of such Deferral Agreements to the date of establishment of the Trust.  In addition, within fifteen (15) days after each subsequent calendar month following the establishment of this Trust, PICO (and any participating affiliate) shall be required to deposit into the Trust cash in an amount equal to the amount deferred from all employees’ Deferral Agreements for such month.  PICO in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in Trust with Trustee.  Upon a Change of Control PICO shall as soon as possible but in no event later than thirty (30) days following the Change of Control make an irrevocable contribution to the Trust in an amount that is sufficient to pay each employee the amount (as adjusted for earnings and losses) to which he or she would be entitled pursuant to the terms of the employee’s Deferral Agreement as of the date of the Change of Control.  Notwithstanding anything herein to the contrary, the Trustee shall have no authority or obligation to enforce the collection of any contribution or transfer to the Trust.

(f) Signing Authority; Trustee’s Reliance.  The PICO shall certify in writing to the Trustee the names and specimen signatures of all those who are authorized to act as or on behalf of PICO (“Authorized Person”), and those names and specimen signatures shall be updated as necessary by a duly authorized officer of PICO.  The PICO shall promptly notify the Trustee if any person so designated is no longer authorized to act on its behalf.  Until the Trustee receives written notice that an Authorized Person is no longer authorized to act on behalf of PICO, the Trustee may continue to rely on PICO’s designation of such person.

Section 2.                      PAYMENTS TO EXECUTIVE EMPLOYEES AND THEIR BENEFICIARIES.

(a) PICO shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each employee, and that contains such other instructions as to enable, the Trustee to make any distributions to each employee as required under his or her Deferral Agreement. Except as otherwise provided herein, Trustee shall make payments in accordance with such Payment Schedule.  No set-off from any amounts payable to an employee hereunder shall be permitted without the employee’s written consent.  No changes shall be made by PICO to the Payment Schedule without the written consent of the affected employee (except for a change permitted under an employee’s Deferral Agreement or a change to an immediate lump sum payment of all remaining benefits upon termination of all Deferral Agreements).

(b) Tax Payments and Reporting.  PICO and not the Trustee shall be responsible for all calculations and payment of income tax, inheritance, estate, or other taxes, and all income tax reporting in connection with the Trust and any contributions thereto and distributions therefrom, as well as all earnings and gains or losses of the Trust.  Unless otherwise agreed in writing by the parties, the Trustee shall prepare annually the grantor tax advice information letter for the Trust and promptly provide it to PICO for use in preparing its corporate income tax return.  With respect to the payments to Participants, the Trustee shall withhold the appropriate federal, state and local taxes required to be withheld and shall properly report and remit such payments to the proper taxing authorities only to the extent directed by PICO and agreed to by the Trustee.  PICO agrees to indemnify and defend Trustee against any liability for any taxes, interest or penalties resulting from or relating to the Trust.

(c) The entitlement of an employee or his or her beneficiaries to deferred amounts under the employee’s Deferral Agreement shall be certified by the Compensation Committee of the Board of Directors of PICO or such party as it shall designate and any claim for such benefits shall be considered and reviewed under the procedures set out in the Deferral Agreement.

(d) PICO (or any affiliate) may make payment of deferred compensation directly to employees or their beneficiaries as they become due under the terms of the Deferral Agreements, PICO shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to employees or their beneficiaries.  In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of any Deferral Agreement, PICO shall make the balance of each such payment in accordance with the terms of the Deferral Agreement.  Trustee shall notify PICO where principal and earnings are not sufficient.

Section 3.	TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN PICO IS INSOLVENT.

(a) Trustee shall cease payment of benefits to all employees and their beneficiaries if PICO or any other affiliate participating in the Trust is Insolvent.  “Insolvent” for purposes of this Trust Agreement shall mean if (i) an entity is unable to pay its debts as they become due, or (ii) an entity is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of PICO and any participating affiliate under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of PICO and any participating affiliate shall have the duty to inform Trustee in writing of such entity’s Insolvency.  If a person claiming to be a creditor of PICO or a participating affiliate alleges in writing to Trustee that such entity has become Insolvent, Trustee shall determine whether such entity is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to employees and beneficiaries.

(2) Unless Trustee has actual knowledge of the Insolvency of PICO or any participating affiliate, or has received notice from any of such entities or from a person claiming to be a creditor alleging that any of such entities is Insolvent, Trustee shall have no duty to inquire whether the entity is Insolvent.  Trustee may in all events rely on such evidence concerning the entity’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the entity’s solvency.

(3) If at any time Trustee has determined that PICO or a participating affiliate is Insolvent, Trustee shall discontinue payments to employees or their beneficiaries and shall hold the assets of the Trust for the benefit of such entity’s general creditors.  The Trust assets set aside for the benefit of the Insolvent entity’s general creditors shall not exceed the Insolvent entity’s proportionate interest in the Trust.  The Insolvent entity’s proportionate interest in the Trust shall be determined in accordance with the ratio of Trust assets held for the benefit of the Insolvent entity’s employees to the total assets of the Trust.  Nothing in this Trust Agreement shall in any way diminish any rights of employees or their beneficiaries to pursue their rights as general creditors of the Insolvent entity with respect to benefits due under the Deferral Agreement or otherwise.

(4) Trustee shall resume the payment of benefits to employees or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that PICO and/or the participating affiliate (as applicable) are not Insolvent (or are no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to employees or their beneficiaries under the terms of the Deferral Agreements for the period of such discontinuance, less the aggregate amount of any payments made to employees or their beneficiaries by PICO (or any affiliate) in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.                      PAYMENTS TO PICO.

Except as provided in Section 3 hereof after the Trust has become irrevocable, PICO shall have no right or power to direct Trustee to retain to PICO or to divert to others any of the Trust assets before all payment of benefits have been made to employees and their beneficiaries pursuant to the terms of the Deferral Agreement.  Notwithstanding the preceding sentence, the Trustee may reimburse PICO (or any affiliate) for benefits paid directly by PICO (or any affiliate) to employees and beneficiaries.

Section 5.                      INVESTMENT AUTHORITY.

PICO shall provide investment direction to the Trustee.  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with employees.  Notwithstanding the preceding sentence, PICO may permit employees who have entered into Deferral Agreements to select specific investments for such deferred amounts, subject to its approval in accord with the attached Exhibit A.  Trustee shall be notified if such delegation of investment direction has been made to the employees.  In the event that PICO (or its designee) shall fail to provide investment direction, Trustee shall invest the assets of the Trust in federally insured savings accounts or certificates of deposits (in amounts not in excess of insured limits) or in a money market mutual fund.

Section 6.                      CHANGE IN CONTROL.

Upon a Change in Control, the Trustee shall become responsible for maintaining a separate Account for each Participant under the Plan based upon segregating the Accounts using PICO’s latest statements of value for each Participant’s Account.  The Trustee shall thereafter periodically adjust such Accounts pursuant to the procedures described in the Plan.  The Trustee may appoint a third-party administrator to maintain such Accounts.  The full expense incurred by the Trustee in maintaining such Accounts shall be reimbursed to the Trustee out of Trust assets.  PICO shall reimburse the Trust for such expense, provided, however, that the Trustee shall have no duty to enforce the Employer’s obligation for such reimbursement.

Upon and following a Change in Control, the Trustee shall have full responsibility for the investment and reinvestment of all Trust assets except for Employer Securities and insurance contracts, and PICO’s powers to invest, manage and control such assets, including the power to appoint Investment Managers and issue investment guidelines with respect to the Trust, shall be limited to Employer Securities and insurance contracts.  The Trustee may, in its sole discretion, appoint one or more Investment Managers with respect to the Trust or any part thereof and may establish and issue to such Investment Managers investment guidelines.

Section 7.                      DISPOSITION OF INCOME.

During the term of this Trust, all of the income received by the Trust shall be accumulated in the Trust.

Section 8.                    ACCOUNTING BY TRUSTEE.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between PICO and Trustee.  Within thirty (30) days following the close of each calendar year and within thirty (30) days after the removal or resignation of the Trustee, Trustee shall deliver to PICO a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, income, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales, and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.  Upon the expiration of such period, the account shall be deemed approved by the PICO, except with respect to any act or transaction as to which the PICO files a written objection with the Trustee within such thirty-day period.  Nothing in this Section 8 is intended to deprive PICO of any rights to which it may be entitled by law.  With respect to the written account statement, the Trustee shall correct any error it has made to the extent such error occurred within the applicable statue of limitations period.  If such error is discovered more than sixty days after the end of an accounting period and beyond the timeframe for electronic records retention or for ability to reconcile balances on the Trustee’s trust accounting system, the correction of such error may be reflected on a trust accounting statement subsequent to the statement for the period in which the error occurred.

Notwithstanding anything herein to the contrary, the Trustee shall have no duty or responsibility to obtain valuations of any assets of the Trust Fund, the value of which is not readily determinable on an established market.  PICO shall bear sole responsibility for determining said valuations and shall be responsible for providing said valuations to the Trustee in a timely manner.  The Trustee may conclusively rely on such valuations provided by PICO and shall be indemnified and held harmless by PICO with respect to such reliance.

Notwithstanding anything herein to the contrary, the Trustee shall accept the unit price provided periodically by PICO:  for the PICO Holdings, Inc. Income Oriented Investments Unit Fund, the PICO Holdings, Inc. Value Stocks Unit Fund and any other unitized fund invested covered under this Trust Agreement.  The Trustee may conclusively rely on such unit prices provided by PICO and shall be indemnified and held harmless by PICO with respect to such reliance.  The Trustee shall not be required to certify the accuracy of the unit prices on any financial statement.

Section 9.                      RESPONSIBILITY OF TRUSTEE.

(a) Trustee shall act with the care, skill prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by PICO which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by PICO.  In the event of a dispute between PICO and a party, Trustee may apply, at the expense of the Trust, to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation or threatened litigation arising in connection with this Trust, PICO agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.  If PICO does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.  Notwithstanding the preceding sentences, in no event shall PICO indemnify Trustee (nor shall any payments be made from the Trust on behalf of Trustee) if the Trustee is determined to have acted negligently in carrying out its duties with respect to the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for PICO generally) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.  Trustee shall pay from the Trust, the fees and expenses relating to hiring of such agents, accountants and other profession.  Reasonable and customary expenses may be incurred by Trustee without approval.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an balance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of an insurance policy other than the Trust, to assign such policy (as distinct from conversion of such policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g) To invest funds in any type of interest-bearing account including, without limitation, time certificates of deposit or interest-bearing accounts issued by UNION BANK OF CALIFORNIA, N.A.  To use other services or facilities provided by the UnionBanCal Corporation (UNBC), its subsidiaries or affiliates, including but not limited to Union Bank of California, N.A. (Bank), to the extent allowed by applicable law and regulation.  Such services may include but are not limited to (1) the placing of orders for the purchase, exchange, investment or reinvestment of securities through any brokerage service conducted by, and (2) the purchase of units of any registered investment company managed or advised by Bank, UNBC, or their subsidiaries or affiliates and/or for which Bank, UNBC or their subsidiaries or affiliates act as custodian or provide other services for a fee, including, without limitation, the HighMark Group of mutual funds.  The parties hereby acknowledge that the Bank may receive fees for such services in addition to the fees payable under this Agreement.  Fee schedules for additional services shall be delivered to the appropriate party in advance of the provisions of such services.  Independent fiduciary approval of compensation being paid to the Bank will be sought in advance to the extent required under applicable law and regulation. If Union Bank of California, N.A. does not have investment discretion, the services referred to above, as well as any additional services, shall be utilized only upon the appropriate direction of an authorized party.

(h) To cause all or any part of the Trust to be held in the name of the Trustee (which is such instance need not disclose its fiduciary capacity), or, as permitted by law, in the name of any nominee, including the nominee name of any depository, and to acquire for the Trust any investment in bearer form; but the books and records of the Trust shall at all times show that all such investments are a part of the Trust and the Trustee shall hold evidences of title to all such investments as are available;

(i) To serve as custodian with respect to the Trust assets, to hold assets or to hold eligible assets at the Depository Trust Company or other depository;

(j) To permit such inspections of documents at the principal office of the Trustee as are required by law, subpoena or demand by United States or state agency during normal business hours of the Trustee;

(k) To seek written instructions from PICO on any matter and await written instructions without incurring any liability.  If at any time PICO should fail to give directions to the Trustee, the Trustee may act in the manner that in its discretion it deems advisable under the circumstances for carrying out the purposes of this Trust.  Such actions shall be conclusive on PICO and the Participants on any matter if written notice of the proposed action is given to PICO five (5) days prior to the action being taken, and the Trustee receives no response;

(l) To impose a reasonable charge to cover the cost of furnishing to Participants statements or documents;

(m) To act upon proper written directions of PICO or any Participant, as applicable, including directions given by photostatic teletransmission using facsimile signature.  If oral instructions are given, to act upon those in Trustee’s discretion prior to receipt of written instructions.  Trustee’s recording or lack of recording of any such oral instructions taken in Trustee’s ordinary course of business shall constitute conclusive proof of Trustee’s receipt or non-receipt of the oral instructions;

(n) To pay from the Trust the expenses reasonably incurred in the administration of the Trust;

(o) To maintain insurance for such purposes, in such amounts and with such companies as PICO shall elect, including insurance to cover liability or losses occurring by reason of the acts or omissions of fiduciaries (but only if such insurance permits recourse by the insurer against he fiduciary in the case of a breach of a fiduciary obligation by such fiduciary);

(p) As directed by PICO to cause the benefits provided under the Plan to be paid directly to the persons entitled thereto under the Plan, and in the amounts and at the times and in the manner specified by the Plan, and to charge such payments against the Trust and Accounts with respect to which such benefits are payable;

(q) To exercise and perform any and all of the other powers and duties specified in this Trust Agreement or the Plans; and in addition to the powers listed herein, to do all other acts necessary or desirable for the proper administration of the Trust, as though the absolute owner thereof.

Section 10.                      COMPENSATION AND EXPENSES  OF TRUSTEE.

PICO shall pay all administrative and Trustee’s fees and approved expenses relating to the operation of the Trust.  If not so paid, the fees and expenses shall be paid from the Trust.  However, all brokerage commissions shall be charged to the employee’s account for whom the trade was made.

Section 11.                      RESIGNATION AND REMOVAL OF TRUSTEE.

(a) Trustee may resign at any time by written notice to PICO, which shall be effective thirty (30) days after receipt of such notice unless PICO and Trustee agree otherwise.

(b) Trustee may be removed by PICO on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, and upon receipt by the Trustee of all proper documentation unless PICO extends the time limit.

(d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 12 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this Section.  If no successor Trustee is designated within thirty (30) days of notice of the Trustee’s resignation or removal, then the chief executive officer and chief financial officer of PICO are hereby designated as the successor Co-Trustees.  Further, if no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 12.                      APPOINTMENT OF SUCCESSOR.

(a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, PICO may appoint any third party, such as a bank trust department or other party that may be granted trustee powers under state law, as a successor to replace Trustee upon resignation or removal.  Notwithstanding the preceding sentence, if the Trustee resigns or is, removed within one (1) year after a Change in Control of PICO, the Trustee shall select the Successor Trustee.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by PICO or the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee.  The successor Trustee shall not be responsible for and PICO shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor’ Trustee.  Notwithstanding the preceding sentence, this indemnification shall not include liability resulting from actions or inactions of the successor Trustee after it becomes aware (or should have become aware) of any past event or other condition that requires corrective action on the part of the successor Trustee.

Section 13.                      AMENDMENT OR TERMINATION.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and PICO.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Deferral Agreement or shall make the Trust revocable after it has become irrevocable in accordance with Section I (b) hereof.  In addition, no such amendment shall alter the terms of the Trust relating to the special requirements imposed hereunder on or after a Change of Control of PICO without the written approval of employees who have entered into Deferral Agreements.

(b) The Trust shall not terminate until the date on which employees and their beneficiaries are no longer entitled to benefits pursuant to the terms of their Deferral Agreements.  Upon termination of the Trust, any sets remaining in the Trust after distribution of all benefits to employees’ beneficiaries shall be returned to PICO.

Section 14.                      MISCELLANEOUS.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to employees and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of California.

Section 15.                      EFFECTIVE DATE

The effective date of this Trust Agreement shall be November 25, 2008.

IN WITNESS WHEREOF, executed as of the Effective Date by:

“PICO” PICO DEFERRED HOLDINGS, LLC By: /s/ James F. Mosier James F. Mosier, Secretary Dated: November 25, 2008 By: /s/ Richard H. Sharpe Richard H. Sharpe, President Dated: December 3, 2008

“TRUSTEE”

UNION BANK OF CALIFORNIA, N.A.

By:  /s/ John Fulton
John Fulton, Vice President
Dated:  November 25, 2008

By:  /s/ Katherine M. Olson
Katherine M. Olson, VP and Trust Officer
Dated:  November 25, 2008

Exhibit A

None